Exhibit 5.1

January 25, 2012

Warner Music Group Corp.

c/o WMG Holdings Corp.

75 Rockefeller Plaza

New York, New York 10019

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Warner Music Group Corp., a Delaware corporation (“Warner Music Group”) and WMG Holdings Corp., a Delaware corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on January 25, 2012 (the “Registration Statement”) relating to the proposed offering by the Issuer of $150,000,000 aggregate principal amount of the Issuer’s 13.75% Senior Notes due 2019 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 13.75% Senior Notes (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture, dated as of July 20, 2011 (the “Base Indenture”), between the Issuer, as successor by merger to WM Holdings Finance Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by (i) the Supplemental Indenture, dated as of July 20, 2011 (the “Supplemental Indenture”), among the Issuer and the Trustee and (ii) the Second Supplemental Indenture, dated as of August 2, 2011 (the “Second Supplemental Indenture”; such Base Indenture, as supplemented and amended by the Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), among the Issuer and the Trustee. The obligations of the Issuer pursuant to the New Notes are to be guaranteed by Warner Music Group pursuant to and as set forth in the Indenture and the Guarantee, dated August 2, 2011, by Warner Music Group (such guarantee, the “Guarantee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and Warner Music Group and such other instruments and certificates of public officials, officers and representatives of the Issuer and Warner Music Group and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and Warner Music Group and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent

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investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the New Notes by the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that, upon the execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (2) the Guarantee will constitute a valid and binding obligation of Warner Music Group, enforceable against Warner Music Group in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP